EXHIBIT 10.1

SEPARATION AGREEMENT and GENERAL RELEASE

This is a Separation Agreement and General Release made and entered into between Dennis J. Simonis (“Simonis”) and Royal Hawaiian Resources, Inc. (“RHI”).  The purpose of this Agreement is to summarize the terms that have been agreed upon for concluding Simonis’ employment and employment agreement with RHI.

WHEREFORE, Simonis and RHI, each intending to be legally bound have agreed to the following:

1.                                      RHI will pay Simonis the gross amount of Two Hundred Thirty Eight Thousand Eight Hundred and Thirty Three Dollars ($238,833.00), reduced by deductions required by federal and state tax and benefit laws.  RHI will pay Simonis’ attorney David Simons Twenty Eight Thousand Nine Hundred and Sixty Seven Dollars ($28,967.00).  RHI will pay the amounts provided by the prior two sentences on January 3, 2014.  RHI will also reimburse Simonis for the premiums that he pays to continue health care coverage that he and/or his spouse elect effective from July 1. 2013 to June 30, 2014.  Simonis agrees that the foregoing consideration shall constitute an accord and satisfaction and a full and complete settlement of any possible claims by Simonis against RHI and the Releases (as defined below) under any employment agreements and applicable law and shall constitute the entire amount of monetary consideration to be provided to Simonis pursuant to this Agreement.  Simonis agrees that he will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

RHI has not provided any legal or tax advice to Simonis regarding taxability or non-taxability of the consideration provided by the prior paragraph of this Agreement.  Simonis will seek competent legal and tax advice regarding the payment of any and all federal, state and local taxes associated with that consideration.  RHI shall issue appropriate W-2 and 1099 forms for the amounts described in the prior paragraph.  If any government entity asserts claims against RHI or assesses tax, tax withholding and/or penalties against RHI based on any consideration provided by the prior paragraph of this Agreement, Simonis and any person with whom he holds property jointly will defend and indemnify RHI for any payment of tax as well as interest, penalties, attorneys’ fees and all other amounts that RHI may have to pay as the result of the government action.

2.                                      In exchange for consideration set forth in this Agreement, Simonis agrees unconditionally to release and forever discharge RHI, its directors, officers, employees, agents and related entities (including Royal Hawaiian Services, LLC, Royal Hawaiian Macadamia Nut, Inc. and Royal Hawaiian Orchards, L.P.), and all directors, officers, employees and agents of those related entities (all of those previously named in this paragraph other than RHI are defined as “Releasees”), from any and all claims that Simonis had, now has or may have had against the RHI or the Releasees at any time prior to the time that this Agreement becomes effective.  Each of Releasees is intended to be a third party beneficiary under this Agreement. Simonis and RHI understand the word “claims” to include all actions, claims, causes of action, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Simonis’ employment with RHI or any of the Releasees and the termination of Simonis’ employment, and any other claim or cause of action regardless of the nature or the claim the forum in which it may be brought.

RHI will release Simonis for any and all claims that it has for damage, injury or loss caused by or resulting from his performance of, or failure to perform duties of his position, except for claims that he did or did not do something deliberately and did not inform the board about doing that.

3.                                      Simonis represents that he has not, at any time up to and including the date on which this Agreement becomes effective, filed any complaint against RHI or the Releasees with any state, federal or local agency or court, and that he will not do so at any time hereafter.

4.                                      Simonis acknowledges and agrees that his employment and any employment agreement with RHI or any of the Releases ended as a result of a separation from service effective June 5, 2013; that RHI and the Releasees have properly paid him for all hours worked as of that date; that his and his wife’s health care coverage provided by RHI ended at the end of June 2013 and that any and all positions that he holds as an officer and/or director of RHI or any of the Releases ended effective June 5, 2013, as a result of his resignation from those positions.  Simonis may purchase the automobile, laptop and cellular phone that he used while employed by RHI or the Releasees at depreciated net book value or other mutually agreed price, and he may port the cellular phone number for his personal use.  Nothing in this Agreement shall affect Simonis’ right to benefits vested under any retirement benefit plan; provided that the payment and reimbursement made according to paragraph 1 of this Agreement shall not be cause for the recomputation of those vested benefits or any other benefits that may have been provided by RHI or the Releasees.

5.                                      It is expressly understood and agreed that the making of this Agreement by RHI is not an admission that any action taken or not taken with respect to Simonis was improper or unjust, or that RHI or Releasees in any manner acted in violation of any law or duty owed to Simonis arising out of Simonis’ employment or employment contract with RHI and any of the Releasees, or the termination thereof, and liability is expressly denied by RHI.  It is also understood and agreed that the making of this Agreement by Simonis is not an admission that any action taken or not taken with respect to RHI or the Releasees was improper or unjust, or that Simonis in any manner acted in violation of any law or duty owed to RHI or the Releasees arising out of Simonis’ employment or employment contract with RHI or the Releasees, or the termination thereof, and liability is expressly denied by Simonis.

6.                                      Simonis shall not communicate, disclose or otherwise make available to any person or entity any confidential information about RHI or the Releasees (i.e. any information both written or oral relating to the business operations of RHI or the Releasees that is not generally known to persons engaged in a business similar to that conducted by RHI or the Releasees, including but not limited to the manner in which RHI and the Releasees provide their products and services to their customers and identity and particular needs of their customers), except upon prior written authorization of RHI or as may be required by law, and he shall promptly deliver to RHI any such confidential information in his possession, including the duplicates thereof and any notes or records with respect thereto.  In the event that applicable law or legal process requires disclosure of such confidential information, Simonis shall give RHI prompt prior notice of such required disclosure to provide RHI with a reasonable opportunity to contest or seek appropriate protective remedies in connection with such disclosure.

7.                                      RHI shall not make or utter any disparaging remarks about Simonis including any public or private comments, statements, and/or communications which in any way disparage or reflect negatively on Simonis.  Simonis shall not make or utter any disparaging remarks about RHI or the Releasees, including disparaging remarks about individuals associated with RHI, public or private comments, statements, and/or communications which in any way disparage or reflect negatively on RHI or the Releasees.  This provision applies to all acts or statements that disparage, discredit, or call into disrepute, without regard for the truth or falsehood of the statement and regardless of whether the statement(s) would constitute a claim for defamation.  Simonis shall not directly or indirectly solicit any employee of RHI or the Releases to work for any other individual or entity.  Simonis shall not directly or indirectly take any actions that interfere with the business or RHI or the Releasees.

8.                                      If Simonis is required to provide a reference from RHI or the Releasees, then he shall refer the potential employer or other person to Susan Bailey, Director of Human Resources, and Kendrick or that designee shall provide that potential employer the letter of reference attached as Exhibit A.

9.                                      The provisions of this Agreement are severable, and if any part of this Agreement is found by any Court to be illegal or unenforceable, the other provisions shall remain fully valid and enforceable.

10.                               This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior negotiations, agreements, or understandings, whether written or oral, between the parties pertaining to the subject matter of this Agreement.  Simonis acknowledges that in executing this Agreement, he has not relied on any other representation, statement or promise by the RHI regarding this Agreement other than those expressly contained herein.

11.                               Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be referred to final and binding arbitration by a single arbitrator in accord with the rules and procedures of Dispute Prevention and Resolution of Hawaii.  Unless otherwise determined by the arbitrator, and to the extent permitted by applicable law, the cost of any arbitration shall be borne equally by both parties, with each party to bear their own attorneys’ fees, costs and expenses incurred.

12.                               This Agreement may be executed in any number of counterparts, and all of such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.  Delivery of any executed counterpart of a signature page to this Agreement by e-mail or facsimile shall be effective as delivery of an executed original counterpart of this Agreement.

13.                               Simonis acknowledges that paragraph 2 of this Agreement includes a release of claims under the Age Discrimination in Employment Act and that the following information has been disclosed to Simonis in connection with such claims:

a.                                      Simonis has carefully read and reviewed its provisions.

b.                                      Simonis has had an opportunity to consult with an attorney before executing this Agreement.

c.                                       Simonis is knowingly and voluntarily signing this Agreement.

d.                                      Simonis understands that he has 21 days from receipt of this Agreement to consider its terms to review and execute this Agreement.  Simonis understands that he must send the original of this Agreement to James Kendrick by e-mail to jsk@village-view.com, on or before the 21st day from Simonis’ receipt of this Agreement, before it may become effective.

e.                                       Simonis understands that he has 7 days after signing this Agreement to revoke his decision and that this Agreement may not become effective until after the 8th day after he has signed and not revoked it.  Simonis also understands that, should he decide to revoke this Agreement before it becomes effective, Simonis must do so by written notice to James Kendrick by e-mail to jsk@village-view.com received no later than the 7th day after Simonis signs this Agreement.

Understood and agreed:

Date:	7/16/13	/s/ DENNIS J. SIMONIS

DENNIS J. SIMONIS

ROYAL HAWAIIAN RESOURCES, INC,

Date:	7/18/13		/s/ James A Kendrick

		By:	James A Kendrick

		Its:	Chairman

Exhibit A

DATE

ADDRESSEE

To Whom It May Concern:

Dennis Simonis was employed by Royal Hawaiian Orchards, L. P. from June 2001 through June 2013. Royal Hawaiian Orchards (formerly ML Macadamia Orchards) is one of the largest growers of macadamia nuts in the world and has been publically traded since 1986.

Dennis was initially hired as Chief Financial Officer, was promoted to President and Chief Operating Officer in August 2001 and was appointed as Chief Executive Officer in December of 2004. He also served as a director and officer of Royal Hawaiian Resources, Inc., its Managing General Partner, from August 2002 until June of 2013.

In his role as President and CEO, Dennis was responsible for the general management of the company including operations, finance, marketing decisions and investor relations.  The Board of Directors enjoyed working with Mr. Simonis during his tenure and appreciated the service that he provided to the company.

Very truly yours.

Mr. James S. Kendrick

Non-Executive Chairman